Exhibit 10.3

SEPARATION AND RELEASE AGREEMENT

AND TERMINATION OF EMPLOYMENT AGREEMENT

This SEPARATION AND RELEASE AGREEMENT (this “Agreement”), effective as of October 29, 2012 (the “Effective Date”), is entered into by and between C&J ENERGY SERVICES, INC, a Delaware corporation (together with its subsidiaries and affiliates, the “Company”), and BRETTON W. BARRIER (the “Executive”) (each of the Company and Executive, a “Party,” and collectively, the “Parties”).

WHEREAS, Executive was employed by the Company as Chief Operating Officer pursuant to the terms and conditions of that certain Amended and Restated Employment Agreement effective as of December 23, 2010 between the Company and Executive (the “Employment Agreement”);

WHEREAS, Executive desires and intends to resign from his position as Chief Operating Officer of the Company and to terminate his employment relationship with the Company;

WHEREAS, the Parties desire, and mutually agree, that Executive’s employment with the Company will terminate effective as of the Separation Date (as defined herein) pursuant to the terms of this Agreement;

WHEREAS, the Parties desire, and mutually agree, to terminate the Employment Agreement and for this Agreement to supersede and replace the Employment Agreement in its entirety; and

WHEREAS, the Parties desire to set forth their respective rights and obligations with respect to the termination of Executive’s employment as of the Separation Date;

NOW, THEREFORE, to achieve a final and amicable resolution of the employment relationship in all its aspects and in consideration of the above premises and mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1. Termination of Employment Agreement. Except as otherwise provided herein (including, but not limited to, in Section 6.1 hereof), this Agreement terminates, replaces and supersedes the Employment Agreement as of the Effective Date, and will constitute the entire agreement between the Parties.

Section 2. Resignation as Officer and Termination of Employment. Executive and the Company agree that effective as of October 31, 2012 (the “Separation Date”) (a) Executive shall resign from all positions he holds as an officer of the Company, and all other positions he holds as an employee, representative or agent of the Company and (b) Executive’s employment with the Company shall be terminated.

Section 3. Payments and Benefits. Notwithstanding anything to the contrary, Executive and the Company agree that the Company will provide Executive with the following payments and benefits, subject to the terms and conditions set forth in this Agreement, in lieu of any other compensation whatsoever, except as expressly provided herein:

3.1. Accrued Amounts. The Company shall pay Executive the following amounts, as applicable: (i) any base salary earned but unpaid through the Separation Date (estimated as of the Effective Date to equal approximately $4,000.00); (ii) any accrued but unused vacation days paid out at the per-business-day base salary rate (such number of days to be determined by the Company in accordance with its existing vacation policy applicable to Executive); and (iii) any unreimbursed expenses (collectively, the “Accrued Amounts”). The Accrued Amounts, if any, shall be paid to Executive within thirty (30) days following the Separation Date, subject to applicable law.

3.2. Severance. Subject to Section 3.4 of this Agreement, the Company shall pay Executive in a lump sum on the thirtieth (30th) day after the Separation Date an amount equal to (i) $291,666.65, which represents the pro rata portion of Executive’s annual bonus for the 2012 calendar year; plus (ii) $146,712.33, which represents approximately the amount of Executive’s base salary of $350,000.00 in effect as of the Separation Date prorated for the period beginning on the day immediately following the Separation Date and ending on March 31, 2013; plus (iii) an amount equal to five times the Company’s current share of the monthly cost to provide medical benefits to Executive and his eligible dependents (collectively, the “Severance Amount”).

3.3. Vesting of Options; Extension of Option Exercise Dates. As of the Separation Date, Executive will hold (a) 16,675 shares of restricted common stock of the Company pursuant to the C&J Energy Services, Inc. 2012 Long-Term Incentive Plan (the “2012 LTIP”) and the Restricted Stock Award Agreement between Executive and the Company dated as of June 19, 2012 (the “2012 Restricted Stock Award Agreement”), none of which are vested as of the Separation Date; (b) options to acquire 3,167 shares of common stock of the Company, par value $0.01 per share (“Common Stock”), pursuant to the 2012 LTIP and the Nonqualified Stock Option Award Agreement between Executive and the Company dated as of June 19, 2012 (the “2012 Option Award Agreement”), none of which are vested as of the Separation Date; (c) options to acquire 474,991 shares of Common Stock (collectively, the “December 2010 Options”) pursuant to the C&J Energy Services, Inc. 2010 Stock Option Plan (the “2010 Option Plan”) and the Nonqualified Stock Option Award Agreement between Executive and the Company dated as of December 23, 2010 (the “December 2010 Option Award Agreement”), of which 158,331 options are vested as of the Separation Date; (d) options to acquire 100,000 shares of Common Stock (collectively, the “July 2011 Options”) pursuant to the 2010 Option Plan and the Nonqualified Stock Option Award Agreement between Executive and the Company dated as of July 28, 2011 (the “July 2011 Option Award Agreement” and, together with the December 2010 Option Award Agreement, the “2010 Option Award Agreements”), of which 33,334 options are vested as of the Separation Date; and (e) options to acquire 157,500 shares of Common Stock pursuant to the C&J Energy Services, Inc. 2006 Stock Option Plan (the “2006 Option Plan”) and the Nonqualified Stock Option Award Agreement between Executive and the Company dated as of January 30, 2007 (the “2006 Option Award Agreement”), all of which are vested as of the Separation Date.

Pursuant to action by the Board of Directors of the Company (“Board”) taken on October 29, 2012 (the “Board Approval”), and subject to Section 3.4 of this Agreement, the vesting of the December 2010 Options shall be accelerated such that any unvested December 2010 Options shall become fully vested and exercisable as of the Separation Date, resulting in Executive holding, as of the Separation Date: (x) vested and exercisable options to purchase an aggregate of 508,325 shares of Common Stock under the 2010 Option Plan and the 2010 Option Award Agreements (for the avoidance of doubt, the 474,991 December 2010 Options, with respect to which vesting was accelerated, and the 33,334 July 2011 Options that are vested as of the Separation Date) and (y) vested and exercisable options to purchase 157,500 shares of Common Stock under the 2006 Option Plan and the 2006 Option Award Agreement (collectively, the “Vested Options”). All unvested shares of restricted common stock and options granted to Executive pursuant to the 2010 Plan and the July 2011 Option Award Agreement and the 2012 LTIP and the 2012 Restricted Stock Award Agreement and 2012 Option Award Agreement, as applicable, shall be forfeited and cancelled as of the Separation Date.

SEPARATION AND RELEASE AGREEMENT

Additionally, pursuant to the Board Approval, and subject to Section 3.4 of this Agreement, the period in which Executive’s Vested Options may be exercised following the Separation Date shall be extended so that the Vested Options may be exercised in whole or in part at any time on or prior to June 30, 2013, and otherwise in accordance with the terms and conditions of the 2010 Option Plan, 2010 Option Award Agreements, 2006 Option Plan and 2006 Option Award Agreement, as applicable.

3.4. Release. The Company’s obligation to pay the Severance Amount and cause the unvested portion of the December 2010 Options to become fully vested and exercisable and the other benefits under Section 3.3 of this Agreement to be provided to Executive shall be conditioned upon Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in the form and substance attached hereto as Exhibit A (the “Release”) within thirty (30) days after the Separation Date.

3.5. Qualified Retirement Benefits. Executive will be eligible to receive any payments or benefits to which he is entitled pursuant to the Company’s 401(k) Plan in accordance with the terms of such plan.

Section 4. Confidentiality of this Agreement. Other than with respect to information required to be disclosed by applicable law, Executive agrees not to disclose the terms of this Agreement to any person; provided, that Executive may disclose this Agreement and/or any of its terms to Executive’s spouse, financial advisors and attorneys so long as every such person to whom Executive makes such disclosure agrees not to disclose the terms of this Agreement further.

Section 5. Withholding. All amounts paid to Executive under this Agreement shall be subject to withholding and other employment taxes imposed by applicable law. Executive shall be solely responsible for the payment of all income taxes relating to the payment or provision of any amount or benefits hereunder.

Section 6. Restrictive Covenants.

6.1. Employment Agreement. Executive acknowledges and agrees that the terms and provisions of Article V (“Confidential Information and Non-Competition”), Article VI (“Non-Disclosure”), and Article VII (“Non-Solicitation and Non-Competition”) of the Employment Agreement are incorporated herein and shall survive the termination of the Employment Agreement and remain in full force and effect after the Effective Date pursuant to their respective terms, and are binding and enforceable against Executive as set forth therein. Accordingly, Executive acknowledges and agrees that, for a period of two years following the Separation Date, he will remain subject to the restrictive covenants (for the avoidance of doubt, expressly including the confidentiality, non-disclosure, noncompetition, and non-solicitation provisions) and other obligations of Executive contained in Articles V, VI, and VII of the Employment Agreement. The existence of any claim or cause of action of Executive against the Company whether predicated on this Agreement, the Employment Agreement or otherwise shall not constitute a defense to the enforcement by the Company of those covenants.

6.2. Outstanding Options. Notwithstanding anything to the contrary contained in the 2012 LTIP, 2012 Restricted Stock Award Agreement, 2012 Option Award Agreement, 2006 Option Plan or 2006 Option Award Agreement, as applicable, pursuant to the Board Approval, Executive

SEPARATION AND RELEASE AGREEMENT

acknowledges and agrees that the restrictive covenants (including but not limited to the confidentiality, non-disclosure, noncompetition, and non-solicitation provisions) and other obligations of Executive contained in each of the 2012 Restricted Stock Award Agreement, 2012 Option Award Agreement, and 2006 Option Award Agreement shall remain in full force and effect after the Effective Date pursuant to their respective terms, and are binding and enforceable against Executive as set forth therein.

6.3. Non-Disparagement. Executive acknowledges and agrees that he shall not defame, disparage, or make negative statements about the Company, or any of its respective officers, directors, or employees. In addition, the Company shall not, through its directors or executive officers, defame, disparage, or make negative statements about Executive. This Section 6.3 shall not prohibit Executive nor the Company or any of its representatives from taking action to enforce their rights under this Agreement, making disclosures required by law or the rules and regulations of any securities exchange upon which the securities of the Company are listed or from cooperating with or responding to any governmental, administrative or judicial investigations or proceedings

Section 7. No Additional Compensation. Executive and the Company agree that, except as may be provided pursuant to the existing employee benefit plans of the Company in effect as of the Separation Date or as expressly set forth in this Agreement, Executive is not be entitled to receive any additional compensation, bonuses, incentive compensation, or benefits or other consideration from the Company in connection with or in any way related to his resignation from all positions he holds as an officer of the Company or the termination of his employment relationship with the Company or his prior employment by the Company, including with respect to the Employment Agreement and the termination thereof pursuant to this Agreement.

Section 8. Return of Property. Upon the Separation Date, Executive shall immediately return to the Company all property of the Company in Executive’s possession, including all keys, access cards, credit cards, files, documents and other materials in any medium in his possession or under his direct or indirect control which relate in any way to the Company, its business, executives, clients and customers, and shall not retain copies, in whatever form, of any such materials or documents, unless Executive first obtains the Company’s written consent to keep such records. Notwithstanding anything to the contrary set forth in this Section 8, the Company hereby acknowledges and agrees that Executive may retain, as his own property, his copies of his individual personnel documents, such as his payroll and tax records, and similar personal records.

Section 9. Future Cooperation. Executive agrees to make himself reasonably available to the Company in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which he was involved during the period in which he was an officer or employee of the Company, and to provide information to the Company, and otherwise cooperate with the Company in the investigation, defense or prosecution of such actions. The Company shall reimburse Executive for any reasonable, documented out-of-pocket expenses incurred by Executive in connection with his compliance with this Section 9.

Section 10. Remedies. Executive acknowledges and agrees that a breach by Executive of any of the provisions of this Agreement will cause irreparable harm to the Company and that money damages may not be a sufficient remedy for any breach by Executive of any of the provisions of this Agreement. Accordingly, the Company shall be entitled to obtain equitable relief, including, without limitation, injunctive relief and specific performance, as a remedy for any such breach or to prevent any potential breach by Executive. Such remedies shall not be deemed to be the exclusive remedies for a breach by

SEPARATION AND RELEASE AGREEMENT

Executive of the provisions of this Agreement but shall be in addition to all other remedies available at law or equity to the Company, including without limitation, in the case of a violation of Section 6, the remedies set forth in the Employment Agreement, 2012 Restricted Stock Award Agreement, 2012 Option Award Agreement, and 2006 Option Award Agreement, as applicable. Executive further agrees not to raise as a defense or as an objection to the request or granting of any such relief that any breach by Executive of provisions of this Agreement is or would be compensable by an award of monetary damages and agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. If any provision of this Agreement is determined by a court of competent jurisdiction to be not enforceable in the manner set forth herein, Executive and the Company agree that it is the intention of the parties that such provision should be enforceable to the maximum extent possible under applicable law.

Section 11. Miscellaneous.

11.1. Knowing and Voluntary Agreement. Executive understands, acknowledges and agrees that it is his choice whether or not to enter into this Agreement which, among other things, supersedes in its entirety the Employment Agreement (and any rights he had thereunder) and effects a termination thereof, and that his decision to do so is voluntary and made knowingly. Executive acknowledges that he has been advised by the Company to seek independent legal counsel to review this Agreement.

11.2. Amendments and Waivers. This Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Agreement may be waived in writing by the Party that will lose the benefit of such provision as a result of such waiver. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver. Except as otherwise expressly provided herein, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.3. Assignment; Third-Party Beneficiaries. This Agreement, and Executive’s rights and obligations hereunder, may not be assigned by Executive, and any purported assignment by Executive in violation hereof shall be null and void. Nothing in this Agreement shall confer upon any other person not a party to this Agreement, or the legal representatives of such person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement.

11.4. Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from Section 409A or in compliance therewith, as applicable. All expenses or other reimbursements as provided herein shall be payable in accordance with the Company’s objectively determinable and nondiscretionary policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Executive.

SEPARATION AND RELEASE AGREEMENT

11.5. Notices. Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (a) personal delivery (including receipted courier service) or overnight delivery service, (b) facsimile during normal business hours, with confirmation of receipt, to any facsimile number Executive provides to the Company for purposes of receipt of notice, (c) reputable commercial overnight delivery service courier or (d) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

(i)	If to Executive, to the most recent home address that the Company maintains in its records for Executive; and

(ii)	If to the Company, to:

C&J Energy Services, Inc.

10375 Richmond Avenue, Suite 2000

Houston, Texas, 77042

Attn: General Counsel

Telephone: 713-260-9900

Facsimile: 713-260-9982

All such notices, requests, consents and other communications shall be deemed to have been given when received. Any Party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

11.6. Severability. It is the desire of the Parties hereto that this Agreement (including the provisions of the Employment Agreement incorporated by reference herein that survive the termination of the Employment Agreement as set forth in Section 8.1 of the Employment Agreement and as set forth herein) be enforced to the maximum extent permitted by law. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision or portion of any provision, in any other jurisdiction.

11.7. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights and obligations of the parties hereto, shall be governed by the laws of the State of Texas, without giving effect to the conflicts of law principles of such state that might apply the law of another jurisdiction.

11.8. Entire Agreement. From and after the date hereof, this Agreement and the 2012 LTIP, the 2012 Restricted Stock Award Agreement, the 2012 Option Award Agreement, the 2010 Option Plan, the 2010 Option Award Agreements, the 2006 Option Plan and the 2006 Option Award Agreement (each as modified by the terms of this Agreement) shall constitute the entire agreement between the Parties, and supersede all prior representations, agreements and understandings (including any prior course of dealings and the Employment Agreement (except to the extent otherwise provided for herein)), both written and oral, between the Parties with respect to the subject matter hereof and thereof.

SEPARATION AND RELEASE AGREEMENT

11.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

11.10. Binding Effect. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the Parties, including, without limitation, Executive’s heirs and the personal representatives of Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

11.11. General Interpretive Principles. The headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof. Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.

[signature page follows]

SEPARATION AND RELEASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Agreement, effective as of the date set forth above.

C&J ENERGY SERVICES, INC.

By:	/s/ Joshua E. Comstock
Name:	Joshua E. Comstock
Title:	Chairman and Chief Executive Officer

BRETTON W. BARRIER

/s/ Bretton W. Barrier

SEPARATION AND RELEASE AGREEMENT

SIGNATURE PAGE

Exhibit A

Release Agreement

1. This Release Agreement (the “Release”) is made and entered into effective as of October 30, 2012, by and between Bretton W. Barrier (the “Executive”) and C&J Energy Services, Inc. (the “Company”) (each of Executive and the Company a “Party” and collectively, the “Parties”). For and in consideration of the payments and benefits that Executive shall receive under that certain Separation and Release Agreement, dated as of October 29, 2012 between Executive and the Company (the “Separation Agreement”), the receipt and adequacy of which are herein acknowledged, and with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge, the Company and each of its subsidiaries and affiliates (the “Company Affiliated Group”), their present and former officers, directors, executives, shareholders, agents, attorneys, employees and employee benefit plans (and the fiduciaries thereof), and the successors, predecessors and assigns of each of the foregoing (collectively, the “Company Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which Executive, individually or as a member of a class, now has, owns or holds, or has at any time heretofore had, owned or held, arising on or prior to the date hereof, against any Company Released Party that arises out of, or relates to, the Separation Agreement (except as set forth herein), that certain Amended and Restated Employment Agreement effective as of December 23, 2010 between the Company and Executive (the “Employment Agreement”), Executive’s employment with the Company or any of its subsidiaries and affiliates, or any termination of such employment, including claims (i) for severance or vacation benefits, unpaid wages, salary or incentive payments, (ii) for breach of contract (including but not limited to the Employment Agreement), wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (iii) for any violation of applicable state and local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (iv) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”), and any similar or analogous state statute.

Notwithstanding the foregoing, this Release shall not apply and expressly excludes: (a) vested benefits under any plan maintained by the Company that provides for deferred compensation, or pension or retirement benefits; (b) the right to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (COBRA) or similar applicable state law in accordance with such law; (c) any claim that cannot by law be waived or released by private agreement; (d) claims arising after the date of the Release; (e) to the extent not paid as of the date of this Release, payments and benefits to be made pursuant to Section 3 of the Separation Agreement; (f) claims under any directors and officers insurance policies; and (g) rights to indemnification Executive may have under the by-laws or certificate of incorporation of the Company and its affiliates or applicable law.

RELEASE AGREEMENT

2. Executive acknowledges and agrees that the release of claims set forth in this Release is not to be construed in any way as an admission of any liability whatsoever by any Company Released Party, any such liability being expressly denied.

3. The release of claims set forth in this Release applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

4. Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Release is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind; provided, however, that nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law Executive is not permitted to waive.

5. As to rights, claims and causes of action arising under the ADEA, Executive acknowledges that he has been given but not utilized a period of twenty-one (21) days to consider whether to execute this Release. If Executive accepts the terms hereof and executes this Release, he may thereafter, for a period of seven (7) days following (and not including) the date of execution, revoke this Release as it relates to the release of claims arising under the ADEA. If no such revocation occurs, this Release shall become irrevocable in its entirety, and binding and enforceable against Executive, on the day next following the day on which the foregoing seven-day period has elapsed. If such a revocation occurs, Executive shall irrevocably forfeit any right to payment of the Severance Amount (as defined in the Separation Agreement), but the remainder of the Separation Agreement shall continue in full force.

6. Other than as to rights, claims and causes of action arising under the ADEA, the release of claims set forth in this Release shall be immediately effective upon execution by Executive.

7. Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Company Released Party with any governmental agency, court or tribunal.

8. Executive acknowledges that he has been advised to seek, and has had the opportunity to seek, the advice and assistance of an attorney with regard to the release of claims set forth in this Release, and has been given a sufficient period within which to consider the release of claims set forth in this Release.

9. Executive acknowledges that the release of claims set forth in this Release relates only to claims that exist as of the date of this Release.

10. Executive acknowledges that the Severance Payment he is receiving pursuant to in connection with the release of claims set forth in this Release and his obligations under this Release are in addition to anything of value to which Executive is entitled from the Company.

11. Each provision hereof is severable from this Release, and if one or more provisions hereof are declared invalid, the remaining provisions shall nevertheless remain in full force and effect. If any provision of this Release is so broad, in scope, or duration or otherwise, as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

RELEASE AGREEMENT

12. This Release constitutes the complete agreement of the Parties in respect of the subject matter hereof and shall supersede all prior agreements between the Parties in respect of the subject matter hereof except to the extent set forth herein.

13. The failure to enforce at any time any of the provisions of this Release or to require at any time performance by another Party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect the validity of this Release, or any part hereof, or the right of any Party thereafter to enforce each and every such provision in accordance with the terms of this Release.

14. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be deemed effective for all purposes.

15. This Release shall be binding upon any and all successors and assigns of Executive and the Company.

16. Except for issues or matters as to which federal law is applicable, this Release shall be governed by and construed and enforced in accordance with the laws of the State of Texas without giving effect to the conflicts of law principles thereof.

[signature page follows]

RELEASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed this Release, effective as of the date set forth above.

C&J ENERGY SERVICES, INC.

By:
Name:	Joshua E. Comstock
Title:	Chairman and Chief Executive Officer

BRETTON W. BARRIER

RELEASE AGREEMENT

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